Exhibit 99.1

Papa John’s Announces Fourth Quarter 2016 Results

LOUISVILLE, Ky.--(BUSINESS WIRE)--February 21, 2017--Papa John’s International, Inc. (NASDAQ: PZZA) today announced financial results for the three months and full year ended December 25, 2016.

Highlights

  GAAP earnings per diluted share of $0.88 and adjusted earnings per diluted share of $0.69 in the fourth quarter of 2016, excluding Special Items; adjusted earnings per diluted share up 11% over 2015
  GAAP earnings per diluted share of $2.74 and adjusted earnings per diluted share of $2.55 for full year 2016, excluding Special Items; adjusted earnings per diluted share up 22% over 2015 adjusted earnings per diluted share
  System-wide North America comparable sales increases of 3.8% for the fourth quarter and 3.5% for the full year
  International comparable sales increases of 5.6% for the fourth quarter and 6.0% for the full year
  126 worldwide net unit openings in the fourth quarter and 204 for the full year, of which 151 were International and 53 were in North America

“We are pleased to have delivered another excellent year in 2016,” said Papa John’s founder, chairman and CEO, John Schnatter. “Thanks to the efforts of the entire Papa John’s family, we opened our 5,000th global unit and increased our digital mix to over 55% -- all while delivering on our clear label promises and generating strong comp sales and another year of record earnings.”

Fourth quarter 2016 revenues were $439.6 million, a 5.5% increase from fourth quarter 2015 revenues of $416.8 million. Full year 2016 revenues were $1.71 billion, a 4.7% increase from full year 2015 revenues of $1.64 billion.

GAAP and adjusted net income and diluted earnings per share (“EPS”) excluding Special Items results are summarized below:

	Three Months Ended			Year Ended
	Dec. 25, 2016	Dec. 27, 2015	Increase %	Dec. 25, 2016	Dec. 27, 2015	Increase %

GAAP net income	$32,630	$24,695	32.1%	$102,820	$75,682	35.9%
Special items	(7,022)	-		(7,022)	7,986
Adjusted net income	$25,608	$24,695	3.7%	$95,798	$83,668	14.5%

GAAP diluted EPS	$0.88	$0.62	41.9%	$2.74	$1.89	45.0%
Special items	(0.19)	-		(0.19)	0.20
Adjusted diluted EPS	$0.69	$0.62	11.3%	$2.55	$2.09	22.0%

Special Items include a refranchising gain in 2016 from the sale of the 42 restaurant Phoenix company-owned market to a franchisee, an impairment charge in 2016 related to our company-owned stores in China that are currently for sale, and the finalization of a 2015 legal settlement that was paid in 2016. See “Items Impacting Comparability- Non-GAAP Presentation” table on page 8 for more details.

Global Restaurant and Comparable Sales Information

	Three Months Ended		Year Ended
	Dec. 25, 2016	Dec. 27, 2015	Dec. 25, 2016	Dec. 27, 2015

Global restaurant sales growth (a)	5.3%	3.4%	5.2%	5.3%

Global restaurant sales growth, excluding the impact of foreign currency (a)	7.0%	5.7%	6.8%	7.8%

Comparable sales growth (b)
Domestic company-owned restaurants	4.8%	3.4%	4.4%	5.9%
North America franchised restaurants	3.4%	1.3%	3.1%	3.6%
System-wide North America restaurants	3.8%	1.9%	3.5%	4.2%

System-wide international restaurants	5.6%	5.3%	6.0%	6.9%

(a) Includes both company-owned and franchised restaurant sales.
(b) Represents the change in year-over-year sales for the same base of restaurants for the same fiscal periods. Comparable sales results for restaurants operating outside of the United States are reported on a constant dollar basis, which excludes the impact of foreign currency translation.

We believe global restaurant and comparable sales growth information, as defined in the table above, is useful in analyzing our results since our franchisees pay royalties that are based on a percentage of franchise sales. Franchise sales generate commissary revenue in the United States and in certain international markets. Global restaurant and comparable sales growth information is also useful in analyzing industry trends and the strength of our brand. Management believes the presentation of global restaurant sales growth excluding the impact of foreign currency provides investors with useful information regarding underlying sales trends by presenting sales growth excluding the external factor of foreign currency exchange. Franchise restaurant sales are not included in company revenues.

Revenue and Operating Highlights

All revenue and operating highlights below are compared to the same period of the prior year, unless otherwise noted.

Revenue Highlights

Consolidated revenues increased $22.8 million, or 5.5%, for the fourth quarter of 2016 and increased $76.2 million, or 4.7%, for the year ended December 25, 2016. The increases in revenues were primarily due to the following:

  Domestic company-owned restaurant sales increased $14.0 million, or 7.2%, and $59.6 million, or 7.9%, for the fourth quarter and full year 2016, respectively, primarily due to increases of 4.8% and 4.4% in comparable sales and increases of 3.2% and 4.4% in equivalent units.
  North America franchise royalties and fees increased approximately $1.6 million, or 6.3%, and $6.9 million, or 7.2%, for the fourth quarter and full year 2016, respectively, primarily due to increases of 3.4% and 3.1% in comparable sales and reduced levels of royalty incentives in 2016.
  North America commissary and other sales increased $5.0 million, or 2.9%, and $1.3 million, or 0.2%, for the fourth quarter and full year 2016, respectively. The increases were primarily due to higher commissary sales from an increase in volumes that were partially offset by lower commodity costs. The increase for the full year was significantly offset by the prior year’s inclusion of approximately $9.8 million of point of sale equipment sales to franchisees which had no significant impact on 2015 operating results.
  International revenues increased approximately $2.3 million, or 8.9%, and $8.4 million, or 8.0%, for the fourth quarter and full year 2016, respectively. These increases were net of the unfavorable impact of foreign currency exchange rates of $4.5 million and $12.2 million for the fourth quarter and full year 2016, respectively. These increases were primarily due to the following:
    International revenues for 2016 include sublease rental revenue in the United Kingdom of approximately $1.7 million and $7.3 million for the fourth quarter and full year 2016, respectively, which were shown net of the rental expenses in the prior year.
    Royalties and commissary revenues were higher due to an increase in the number of restaurants and increases in comparable sales of 5.6% and 6.0% for the fourth quarter and full year 2016, respectively, calculated on a constant dollar basis.
    China Company-owned restaurant revenues were $900,000 and $4.9 million lower for the fourth quarter and full year 2016, respectively, primarily due to negative comparable sales and fewer restaurants in 2016.

Operating Highlights

The tables below summarize income before income taxes on a reporting segment basis for the fourth quarter and full year ended December 25, 2016 and December 27, 2015, and reconcile our GAAP financial results to the adjusted financial results, excluding Special Items. See “Items Impacting Comparability- Non-GAAP Presentation” table for more details.

	Three Months Ended
			Adjusted		Adjusted
	Dec. 25,	Special	Dec. 25,	Dec. 27,	Increase
(In thousands)	2016	Items	2016	2015	(Decrease)

Domestic company-owned restaurants	$28,048	$(11,572)	$16,476	$15,267	$1,209
North America commissaries	11,786	-	11,786	12,027	(241)
North America franchising	23,788	-	23,788	21,770	2,018
International	2,412	1,350	3,762	4,084	(322)
All others	599	-	599	1,075	(476)
Unallocated corporate expenses	(15,020)	(898)	(15,918)	(15,260)	(658)
Elimination of intersegment profits	(1,040)	-	(1,040)	(40)	(1,000)
Total income before income taxes	$50,573	$(11,120)	$39,453	$38,923	$530

	Year Ended
			Adjusted			Adjusted	Adjusted
	Dec. 25,	Special	Dec. 25,	Dec. 27,	Special	Dec. 27,	Increase
(In thousands)	2016	Items	2016	2015	Items	2015	(Decrease)

Domestic company-owned restaurants	$75,136	$(11,572)	$63,564	$56,452	$-	$56,452	$7,112
North America commissaries	46,325	-	46,325	44,721	-	44,721	1,604
North America franchising	91,669	-	91,669	83,315	-	83,315	8,354
International	11,408	1,350	12,758	10,891	-	10,891	1,867
All others	1,467	-	1,467	845	-	845	622
Unallocated corporate expenses	(64,791)	(898)	(65,689)	(75,896)	12,278	(63,618)	(2,071)
Elimination of intersegment profits	(2,405)	-	(2,405)	(1,181)	-	(1,181)	(1,224)
Total income before income taxes	$158,809	$(11,120)	$147,689	$119,147	$12,278	$131,425	$16,264

Fourth quarter 2016 income before income taxes increased approximately $11.6 million, or 29.9%. When excluding the impact of the Special Items in the fourth quarter of 2016, adjusted income before income taxes increased approximately $500,000, or 1.4%. This adjusted increase was primarily due to the following:

  Domestic company-owned restaurants increased approximately $1.2 million primarily due to a 4.8% increase in comparable sales, a 3.2% increase in equivalent units, and lower commodity costs. This increase was partially offset by increased labor costs and higher non-owned automobile claims costs.
  North America commissaries income decreased approximately $200,000 primarily due to a planned lower margin, partially offset by higher sales volumes. We manage commissary results on a full year basis and income can vary somewhat by quarter.
  North America franchising income increased approximately $2.0 million primarily due to higher royalties attributable to the 3.4% increase in comparable sales and lower sales and development incentives.
  International income decreased approximately $300,000 primarily due to the negative impact of foreign currency exchange rates and the timing of marketing spend in the United Kingdom. Foreign currency exchange rates had a negative impact of approximately $800,000, which was primarily attributable to the United Kingdom. These decreases were substantially offset by higher royalties from an increase in units and an increase in comparable sales.
  Unallocated corporate expenses increased approximately $700,000 primarily due to higher salaries and benefits and higher interest costs due to an increase in outstanding debt. These increases were partially offset by a decrease in medical claims costs.

Full year 2016 income before income taxes increased approximately $39.7 million, or 33.3%. When excluding the impact of Special Items in both years, full year 2016 adjusted income before income taxes increased approximately $16.3 million, or 12.4%. This adjusted increase was primarily due to the following:

  Domestic company-owned restaurants increased approximately $7.1 million primarily due to a 4.4% increase in comparable sales, a 4.4% increase in equivalent units, and lower commodity costs. These increases were partially offset by higher non-owned automobile claim costs and increased labor costs.
  North America commissaries income increased approximately $1.6 million primarily due to higher sales volumes.
  North America franchising income increased approximately $8.4 million primarily due to higher royalties attributable to the 3.1% increase in comparable sales and lower sales and development incentives.
  International income increased approximately $1.9 million primarily due to higher royalties from an increase in units and an increase in comparable sales. This was significantly offset by the negative impact of foreign currency exchange rates of approximately $2.3 million and a non-recurring charge of $800,000 to record our United Kingdom lease arrangements on a straight line basis.
  Unallocated corporate expenses increased approximately $2.1 million primarily due to higher salaries and benefits, higher interest costs due to an increase in outstanding debt, and increases in management incentive costs from higher annual operating results. These increases were partially offset by a decrease in medical claims costs.

The effective income tax rates were 32.2% and 31.3% for the fourth quarter and full year ended December 25, 2016, respectively. These rates approximated the effective rates for the fourth quarter and full year ended December 27, 2015, respectively.

The company’s free cash flow, a non-GAAP financial measure, for the full year of 2016 and 2015 was as follows (in thousands):

	Full Year Ended
	Dec. 25	Dec. 27
	2016	2015

Net cash provided by operating activities (a)	$144,057	$160,312
Purchases of property and equipment (b)	(55,554)	(38,972)
Free cash flow	$88,503	$121,340

(a) The decrease of approximately $16.3 million was primarily due to the payment of approximately $11.6 million for the previously mentioned legal settlement and other unfavorable changes in working capital items, partially offset by higher net income.
(b) The increase of $16.6 million was primarily due to construction costs for our new domestic commissary in Georgia, which will open in 2017, and initiatives within our online and mobile ordering business.

We define free cash flow as net cash provided by operating activities (from the consolidated statements of cash flows) less the amounts spent on the purchase of property and equipment. We view free cash flow as an important measure because it is a factor that management uses in determining the amount of cash available for discretionary investment. Free cash flow is not a term defined by GAAP, and as a result, our measure of free cash flow might not be comparable to similarly titled measures used by other companies. Free cash flow should not be construed as a substitute for or a better indicator of the company’s liquidity or performance than the company’s GAAP measures.

See the Management’s Discussion and Analysis of Financial Condition and Results of Operations section of our Annual Report on Form 10-K filed with the Securities and Exchange Commission (SEC) for additional information concerning our operating results and cash flow for the full year ended December 25, 2016.

Global Restaurant Unit Data

At December 25, 2016, there were 5,097 Papa John’s restaurants operating in all 50 states and in 45 international countries and territories, as follows:

	Domestic Company- owned	Franchised North America	Total North America	International	System-wide
Fourth Quarter
Beginning - September 25, 2016	736	2,675	3,411	1,560	4,971
Opened	3	38	41	109	150
Closed	-	(11)	(11)	(13)	(24)
Acquired	5	42	47	-	47
Sold	(42)	(5)	(47)	-	(47)
Ending - December 25, 2016	702	2,739	3,441	1,656	5,097

Year-to-date
Beginning - December 27, 2015	707	2,681	3,388	1,505	4,893
Opened	13	104	117	226	343
Closed	(1)	(63)	(64)	(75)	(139)
Acquired	25	42	67	-	67
Sold	(42)	(25)	(67)	-	(67)
Ending - December 25, 2016	702	2,739	3,441	1,656	5,097

Unit growth (decline)	(5)	58	53	151	204

% increase (decrease)	(0.7%)	2.2%	1.6%	10.0%	4.2%

Our development pipeline as of December 25, 2016 included approximately 1,300 restaurants (220 units in North America and 1,080 units internationally), the majority of which are scheduled to open over the next six years.

Items Impacting Comparability – Non-GAAP Presentation

The following table reconciles our GAAP financial results to our adjusted financial results, which are non-GAAP measures, for the fourth quarter and full year ended December 25, 2016 and December 27, 2015:

	Three Months Ended		Full Year Ended
	Dec. 25,	Dec. 27,	Dec. 25,	Dec. 27,
(In thousands, except per share amounts)	2016	2015	2016	2015

GAAP income before income taxes	$50,573	$38,923	$158,809	$119,147
Refranchising gain	(11,572)	-	(11,572)	-
Impairment loss on assets held for sale	1,350	-	1,350	-
Legal settlement	(898)	-	(898)	12,278
Income before income taxes, as adjusted	$39,453	$38,923	$147,689	$131,425

GAAP net income	$32,630	$24,695	$102,820	$75,682
Refranchising gain	(7,308)	-	(7,308)	-
Impairment loss on assets held for sale	853	-	853	-
Legal settlement	(567)	-	(567)	7,986
Net income, as adjusted	$25,608	$24,695	$95,798	$83,668

GAAP diluted earnings per share	$0.88	$0.62	$2.74	$1.89
Refranchising gain	(0.19)	-	(0.19)	-
Impairment loss on assets held for sale	0.02	-	0.02	-
Legal settlement	(0.02)	-	(0.02)	0.20
Diluted earnings per share, as adjusted	$0.69	$0.62	$2.55	$2.09

Refranchising gain includes a gain in 2016 from the sale of the 42 restaurant Phoenix company–owned market to a franchisee. Impairment loss includes a charge in 2016 related to our company-owned stores in China that are for sale. The legal settlement represents a charge in 2015 for a collective and class action litigation, Perrin v. Papa John’s International, Inc. and Papa John’s USA, Inc. The settlement amount was finalized and paid in 2016 and the expense was adjusted in 2016 accordingly.

The non-GAAP adjusted results shown above, which exclude Special Items referenced in the preceding paragraph, should not be construed as a substitute for or a better indicator of the company’s performance than the company’s GAAP results. Management believes presenting the financial information excluding Special Items is important for purposes of comparison to prior year results. In addition, management uses this metric to evaluate the company’s underlying operating performance, to analyze trends, and to determine compensation.

Share Repurchase Activity

The following table reflects our repurchases for the fourth quarter and full year 2016 and subsequent repurchases through February 14, 2017 (in thousands):

Period	Number of Shares	Cost

Fourth Quarter 2016	158	$12,974

Full Year 2016	2,145	$122,381

December 26, 2016 through February 14, 2017	87	$7,389

There were 37.3 million and 37.6 million diluted weighted average shares outstanding for the fourth quarter and full year ended December 25, 2016, representing decreases of 5.2% and 6.0%, respectively, over the prior year comparable periods. Approximately 37.0 million actual shares of the company’s common stock were outstanding as of December 25, 2016.

2017 Key Operating Assumptions and Financial Outlook

In 2017, the Company is targeting the following performance:

  Diluted EPS growth of 8.0% - 12.0%, including 53rd week, before considering the impact of new equity-based compensation accounting guidance
  North America comparable sales of 2.0% - 4.0%
  International comparable sales of 4.0% - 6.0%
  Net global new unit growth of 4.0% - 5.0%; majority of growth will be in the second half of year.
  Capital Expenditures of $45 - $55 million
  Income tax rate of 31.0% - 33.0%, excluding discrete items and the impact of the 2017 adoption of new equity-based compensation accounting guidance
  Debt/EBITDA ratio of 1.5x - 2.0x
  Share repurchase and dividend programs to continue as a means of returning a significant portion of our free cash flow to investors
  Block cheese prices are projected to be in the mid-$1.70’s

Conference Call and Website Information

A conference call is scheduled for February 22, 2017 at 10:00 a.m. Eastern Time to review our fourth quarter and full year 2016 earnings results. The call can be accessed from the company’s web page at www.papajohns.com in a listen-only mode, or dial 877-312-8816 (U.S. and Canada) or 253-237-1189 (international). The conference call will be available for replay, including by downloadable podcast, from the company’s web site at www.papajohns.com. The Conference ID is 46802412.

Investors and others should note that we announce material financial information to our investors using our investor relations website, press releases, SEC filings and public conference calls and webcasts. We intend to use our investor relations website as a means of disclosing information about our business, our financial condition and results of operations and other matters and for complying with our disclosure obligations under Regulation FD. The information we post on our investor relations website, including information contained in investor presentations, may be deemed material. Accordingly, investors should monitor our investor relations website, in addition to following our press releases, SEC filings and public conference calls and webcasts. We encourage investors and others to sign up for email alerts at our investor relations page under Shareholder Tools at the bottom right side of the page. These email alerts are intended to help investors and others to monitor our investor relations website by notifying them when new information is posted on the site.

Forward-Looking Statements

Certain matters discussed in this press release and other company communications constitute forward-looking statements within the meaning of the federal securities laws. Generally, the use of words such as “expect,” “intend,” “estimate,” “believe,” “anticipate,” “will,” “forecast,” “plan,” “project,” or similar words identify forward-looking statements that we intend to be included within the safe harbor protections provided by the federal securities laws. Such forward-looking statements may relate to projections or guidance concerning business performance, revenue, earnings, cash flow, contingent liabilities, resolution of litigation, commodity costs, profit margins, unit growth, unit level performance, capital expenditures, and other financial and operational measures. Such statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict and many of which are beyond our control. Therefore, actual outcomes and results may differ materially from those matters expressed or implied in such forward-looking statements. The risks, uncertainties and assumptions that are involved in our forward-looking statements include, but are not limited to:

  aggressive changes in pricing or other marketing or promotional strategies by competitors, which may adversely affect sales and profitability; and new product and concept developments by food industry competitors;
  changes in consumer preferences or consumer buying habits, including changes in general economic conditions or other factors that may affect consumer confidence and discretionary spending;
  the adverse impact on the company or our results caused by product recalls, food quality or safety issues, incidences of foodborne illness, food contamination and other general public health concerns about our company-owned or franchised restaurants or others in the restaurant industry;
  failure to maintain our brand strength, quality reputation and consumer enthusiasm for our better ingredients marketing and advertising strategy;
  the ability of the company and its franchisees to meet planned growth targets and operate new and existing restaurants profitably, including difficulties finding qualified franchisees, store level employees or suitable sites;
  increases in food costs or sustained higher other operating costs. This could include increased employee compensation, benefits, insurance, tax rates, new regulatory requirements or increasing compliance costs;
  increases in insurance claims and related costs for programs funded by the company up to certain retention limits, including medical, owned and non-owned automobiles, workers’ compensation, general liability and property;
  disruption of our supply chain or commissary operations which could be caused by our sole source of supply of cheese or limited source of suppliers for other key ingredients or more generally due to weather, natural disasters including drought, disease, or geopolitical or other disruptions beyond our control;
  increased risks associated with our international operations, including economic and political conditions, instability or uncertainty in our international markets, especially emerging markets, fluctuations in currency exchange rates, difficulty in meeting planned sales targets and new store growth, and;
  the impact of current or future claims and litigation, including labor and employment-related claims;
  current, proposed or future legislation that could impact our business;
  failure to effectively execute succession planning, and our reliance on the multiple roles of our founder, chairman and chief executive officer, who also serves as our brand spokesperson;
  disruption of critical business or information technology systems, or those of our suppliers, and risks associated with systems failures and data privacy and security breaches, including theft of confidential company, employee and customer information, including payment cards; and
  changes in accounting principles generally accepted in the United States or “GAAP,” including new standards for accounting for share-based compensation that may result in changes to our net income. Based on recent share prices, the impact of the 2017 adoption of this guidance would be favorable in 2017.

These and other risk factors are discussed in detail in “Part I. Item 1A. – Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 25, 2016. We undertake no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise, except as required by law.

For more information about the company, please visit www.papajohns.com.

Papa John's International, Inc. and Subsidiaries
Condensed Consolidated Statements of Income

	Three Months Ended		Year Ended
	December 25, 2016	December 27, 2015	December 25, 2016	December 27, 2015
(In thousands, except per share amounts)	(Unaudited)	(Unaudited)
Revenues:
Domestic company-owned restaurant sales	$206,963	$192,999	$815,931	$756,307
North America franchise royalties and fees	26,426	24,871	102,980	96,056
North America commissary and other sales	177,983	173,008	681,606	680,321
International	28,247	25,938	113,103	104,691
Total revenues	439,619	416,816	1,713,620	1,637,375

Costs and expenses:
Operating costs (excluding depreciation and amortization shown separately below):
Domestic company-owned restaurant expenses	165,007	153,282	651,536	604,206
North America commissary and other expenses	164,859	159,169	631,475	629,423
International expenses	17,573	15,297	71,509	63,506
General and administrative expenses	40,393	39,170	163,812	163,626
Depreciation and amortization	10,598	9,669	40,987	40,307
Total costs and expenses	398,430	376,587	1,559,319	1,501,068
Refranchising and impairment gains/(losses), net	10,222	-	10,222	-
Operating income	51,411	40,229	164,523	136,307
Legal settlement expense	898	-	898	(12,278)
Net interest expense	(1,736)	(1,306)	(6,612)	(4,882)
Income before income taxes	50,573	38,923	158,809	119,147
Income tax expense	16,294	12,642	49,717	37,183
Net income before attribution to noncontrolling interests	34,279	26,281	109,092	81,964
Income attributable to noncontrolling interests	(1,649)	(1,586)	(6,272)	(6,282)
Net income attributable to the company	$32,630	$24,695	$102,820	$75,682

Calculation of income for earnings per share:
Net income attributable to the company	$32,630	$24,695	$102,820	$75,682
Change in noncontrolling interest redemption value	225	(127)	567	65
Net income attributable to participating securities	(132)	(102)	(420)	(325)
Net income attributable to common shareholders	$32,723	$24,466	$102,967	$75,422

Basic earnings per common share	$0.89	$0.63	$2.76	$1.91
Diluted earnings per common share	$0.88	$0.62	$2.74	$1.89

Basic weighted average common shares outstanding	36,892	38,909	37,253	39,458
Diluted weighted average common shares outstanding	37,311	39,367	37,608	40,000

Dividends declared per common share	$0.200	$0.175	$0.750	$0.630

Papa John's International, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

	December 25,	December 27,
	2016	2015
(In thousands)

Assets
Current assets:
Cash and cash equivalents	$15,563	$21,006
Accounts receivable, net	59,691	63,320
Notes receivable, net	3,417	7,816
Income taxes receivable	2,372	272
Inventories	25,132	21,564
Prepaid expenses and other current assets	33,143	29,313
Assets held for sale	6,257	9,299
Total current assets	145,575	152,590

Property and equipment, net	230,473	214,044
Notes receivable, less current portion, net	10,141	11,105
Goodwill	85,529	79,657
Deferred income taxes	769	2,415
Other assets	40,078	34,247
Total assets	$512,565	$494,058

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$42,701	$43,492
Income and other taxes payable	8,540	8,527
Accrued expenses and other current liabilities	76,789	80,918
Total current liabilities	128,030	132,937

Deferred revenue	3,313	3,190
Long-term debt, net	299,820	255,146
Deferred income taxes	10,047	4,610
Other long-term liabilities	53,093	47,606
Total liabilities	494,303	443,489

Redeemable noncontrolling interests	8,461	8,363

Total stockholders' equity	9,801	42,206
Total liabilities, redeemable noncontrolling interests and stockholders' equity	$512,565	$494,058

Note: The Condensed Consolidated Balance Sheets have been derived from the audited consolidated financial statements, but do not include all information and footnotes required by accounting principles generally accepted in the United States for a complete set of financial statements.

Papa John's International, Inc. and Subsidiaries
Consolidated Statements of Cash Flows

	Year Ended
(In thousands)	December 25, 2016	December 27, 2015

Operating activities
Net income before attribution to noncontrolling interests	$109,092	$81,964
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for uncollectible accounts and notes receivable	409	1,232
Depreciation and amortization	40,987	40,307
Deferred income taxes	11,624	(6,246)
Stock-based compensation expense	10,123	9,423
Refranchising gain	(11,572)	-
Impairment loss	1,350	-
Other	3,337	4,633
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	1,557	(9,179)
Income taxes receivable	(2,100)	9,255
Inventories	(3,639)	4,967
Prepaid expenses and other current assets	(3,210)	(1,596)
Other assets and liabilities	(6,269)	620
Accounts payable	(916)	4,804
Income and other taxes payable	9	(1,113)
Accrued expenses and other current liabilities	(7,960)	21,201
Deferred revenue	1,235	40
Net cash provided by operating activities	144,057	160,312

Investing activities
Purchases of property and equipment	(55,554)	(38,972)
Loans issued	(3,210)	(4,741)
Repayments of loans issued	8,569	5,183
Acquisitions, net of cash acquired	(13,352)	(922)
Proceeds from divestiture of restaurants	16,844	-
Other	429	500
Net cash used in investing activities	(46,274)	(38,952)

Financing activities
Net proceeds on line of credit facility	44,575	25,549
Cash dividends paid	(27,896)	(24,844)
Excess tax benefit on equity awards	6,200	10,151
Tax payments for equity award issuances	(6,024)	(10,965)
Proceeds from exercise of stock options	7,060	5,197
Acquisition of Company common stock	(122,381)	(119,793)
Contributions from noncontrolling interest holders	690	684
Distributions to noncontrolling interest holders	(5,610)	(6,550)
Other	556	444
Net cash used in financing activities	(102,830)	(120,127)

Effect of exchange rate changes on cash and cash equivalents	(396)	(349)
Change in cash and cash equivalents	(5,443)	884
Cash and cash equivalents at beginning of period	21,006	20,122

Cash and cash equivalents at end of period	$15,563	$21,006

CONTACT:
Papa John’s International, Inc.
Lance Tucker, 502-261-7272
Chief Financial Officer